As filed with the Securities and Exchange Commission on February 6, 2006

Registration No. 333-124673

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2844166
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

135 East 57th Street

New York, New York 10022

(646) 521-4300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Russell S. Elmer

General Counsel

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

(646) 840-8846

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Bruce K. Dallas

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2022

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

135,256 Shares

COMMON STOCK

All of the shares of common stock offered by this Prospectus are being sold by selling stockholders. The selling stockholders have been issued an aggregate of 135,256 shares of our common stock prior to the date upon which the registration statement of which this prospectus is a part will be declared effective. E*TRADE Financial Corporation will not receive any of the proceeds from the sale of these shares.

Our common stock is listed for trading on The New York Stock Exchange under the symbol “ET”. On February 3, 2006, the closing price of our common stock on The New York Stock Exchange was $23.09.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3.

The shares of common stock offered by this prospectus have been issued pursuant to an Agreement and Plan of Merger dated October 7, 2004, by and among the Company, Howard Capital Management, Inc., HCM Acquisition Corp. and the selling stockholders, and we are registering the Shares pursuant to that agreement.

The selling stockholders may sell all or a portion of the common stock offered by this prospectus from time to time on The New York Stock Exchange at prices that will be determined by the prevailing market price for our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

E*TRADE FINANCIAL CORPORATION

E*TRADE Financial Corporation is a global company offering a wide range of financial solutions to the self-directed consumer under the brand “E*TRADE FINANCIAL.” Our corporate offices are located at 135 East 57th Street, New York, New York 10022 and our telephone number is (646) 521-4300. Unless otherwise indicated, references in this prospectus to “the Company,” “we”, “our” and “E*TRADE” mean E*TRADE Financial Corporation and/or its subsidiaries, and references to the “Shares” mean the shares of our common stock offered by this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus and in the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements in this prospectus that are not statements of historical facts are hereby identified as forward-looking statements for these purposes. In particular, statements that we make under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	changes in general economic conditions, including fluctuations in interest rates;

•	changes in governmental regulations or enforcement practices;

•	our or our employees’ failure to comply with applicable laws and regulations;

•	reductions in earnings and cash flow if our loss reserves are insufficient;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	liability resulting from litigation, including our litigation with MarketXT Holdings, Inc.;

•	our ability to locate and acquire suitable acquisition candidates at attractive valuations and on acceptable terms;

•	our ability to assimilate the operations of our acquired businesses into our existing operations;

•	competition; and

•	other factors described elsewhere in this prospectus or in our filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings and the exhibits and schedules thereto are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference includes important business and financial information that is not included in this document and is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

•	our Annual Report filed on Form 10-K for the year ended December 31, 2004, filed on March 10, 2005 (except for Item 8 which has been revised in the Current Report on Form 8-K filed on October 17, 2005);

•	our Quarterly Reports filed on Form 10-Q for the quarter ended March 31, 2005, filed on May 6, 2005, for the quarter ended June 30, 2005, filed on August 5, 2005 and for the quarter ended September 30, 2005, filed on November 1, 2005; and

•	our Current Reports on Form 8-K and/or Form 8-K/A filed on January 6, 2005, February 18, 2005, March 16, 2005, April 18, 2005, May 31, 2005, July 28, 2005, August 5, 2005, August 11, 2005, September 6, 2005, September 15, 2005, October 3, 2005, October 7, 2005, October 11, 2005, October 17, 2005, October 31, 2005, November 4, 2005, November 15, 2005, November 17, 2005, November 18, 2005 and December 1, 2005.

You may request a copy of these filings at no cost from our website at http://www.etrade.com or by writing or telephoning us at the following address:

Investor Relations

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

(888) 772-3477

The information on our website is not a part of, or incorporated by reference in, this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

RISK FACTORS

Risks Relating to the Nature of the Financial Services Business

Many of our competitors have greater financial, technical, marketing and other resources

Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of financial products and services. Many also have greater name recognition, greater market acceptance and larger customer bases. These competitors may conduct extensive promotional activities and offer better terms, lower prices and/or different products and services than we do. Moreover, some of our competitors have established relationships among themselves or with third parties to enhance their products and services. This means that our competitors may be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can.

If we do not successfully manage consolidation opportunities, we could be at a competitive disadvantage

There has recently been significant consolidation in the online financial services industry, and the consolidation is likely to continue in the future. Should we be excluded from or fail to take advantage of viable consolidation opportunities or if we acquire businesses and we are unable to integrate or manage them properly, we could be placed at a competitive disadvantage.

Recently, we announced our acquisitions of Harrisdirect, LLC and the online brokerage business known as BrownCo. The primary asset of each of these businesses is their customer accounts. Acquisitions entail numerous risks, including retaining or hiring skilled personnel, integrating acquired operations, products (including pricing) and personnel and the diversion of management attention from other business concerns, all of which will affect the retention or attrition of acquired customer accounts. In the event that we are not successful in our integration efforts, we may experience significant attrition in the acquired accounts or experience other issues that would prevent us from achieving the level of revenue enhancements and cost savings that we expect with respect to an acquisition.

We expect to pursue additional acquisitions of companies in our industry, which may require us to obtain additional financing and subject us to integration risks. In addition, there can be no assurance that we will realize a positive return on any acquisition or that future acquisitions will not be dilutive to earnings.

Downturns or disruptions in the securities markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers who receive lower pricing

A significant portion of our revenues in recent years has been from online investing services, and although we continue to diversify our revenue sources, we expect this business to continue to account for a significant portion of our revenues in the foreseeable future. Like other financial services firms, we are affected directly by national and global economic, political and market conditions, broad trends in business and finance, disruptions to the securities markets and changes in volume and price levels of securities and futures transactions. Decrease in trade volume may be more significant for us with respect to our less active customers, increasing our dependence on our more active trading customers who receive more favorable pricing based on their trade volume. Decreases in volumes, as well as securities prices, are also typically associated with a decrease in margin borrowing. Because we generate revenue from interest charged on margin borrowing, such decreases result in a reduction of revenue. When transaction volume is low, our operating results may be harmed in part because some of our overhead costs may remain relatively fixed.

We rely heavily on technology to deliver products and services

Disruptions to or instability of our technology, including an actual or perceived breach of the security of our technology, could harm our business and our reputation. Similarly, a significant disruption to or instability of one or more major technology systems other than ours, including the actual or perceived breach of the security of such systems, could have a general negative effect that would harm our business.

Downturns in the securities markets increase the credit risk associated with margin lending or stock loan transactions

We permit customers to purchase securities on margin. When the market declines rapidly, there is an increased risk that the value of the collateral we hold in connection with these transactions could fall below the amount of a customer’s indebtedness. Similarly, as part of our broker-dealer operations, we frequently enter into arrangements with other broker-dealers for the lending of various securities. Under regulatory guidelines, when we borrow or lend securities, we must generally simultaneously disburse or receive cash deposits. We may risk losses if there are sharp changes in market values of many securities and the counterparties to the borrowing and lending transactions fail to honor their commitments. Any downturn in public equity markets may lead to a greater risk that parties to stock lending transactions may fail to meet their commitments.

We may be unsuccessful in managing the effects of changes in interest rates and the interest-bearing banking assets in our portfolio

Our results of operations depend in significant part upon our level of net interest income, that is, the difference between interest income from interest-earning banking assets (such as loans and mortgage-backed and other asset-backed securities) and interest expense on interest-bearing banking liabilities (such as deposits and borrowings). The Bank uses derivatives to help manage its interest rate risk. However, derivatives utilized may not be entirely effective and changes in market interest rates and the yield curve could reduce the value of the Bank’s financial assets and reduce net interest income. Many factors affect interest rates, including governmental monetary policies and domestic and international economic and political conditions.

The diversification of our asset portfolio may increase the level of charge-offs

As we diversify our asset portfolio through purchases and originations of higher-yielding asset classes, such as credit card portfolios and other consumer loans, we will have to manage assets that carry a higher risk of default than our mortgage portfolio. Consequently, the level of charge-offs associated with these assets may be higher than previously experienced. In addition, if the overall economy weakens, we could experience higher levels of charge-offs. If expectations of future charge-offs increase, a corresponding increase in the amount of our allowance for loan loss would be required. The increased level of provision for loan losses recorded to meet additional allowance for loan loss requirements could adversely affect our financial results, if those higher yields do not cover the provision for loan losses.

An increase in our delinquency rate could adversely affect our results of operations

Our underwriting criteria or collection methods may not afford adequate protection against the risks inherent in the loans comprising our consumer loan portfolio. In the event of a default, the collateral value of the financed item may not cover the outstanding loan balance and costs of recovery. In the event our portfolio of consumer finance receivables experiences higher delinquencies, foreclosures, repossessions or losses than anticipated, our results of operations or financial condition could be adversely affected.

Risks associated with principal trading transactions could result in trading losses

A majority of our specialist and market-making revenues are derived from trading as a principal. We may incur trading losses relating to the purchase, sale or short sale of securities for our own account, as well as trading losses in our specialist stocks and market maker stocks. From time to time, we may have large positions in securities of a single issuer or issuers engaged in a specific industry.

Reduced grants by companies of employee stock options could adversely affect our results of operations

We are a provider of stock plan administration and options management tools. In December 2004, the Financial Accounting Standards Board (“FASB”) issued new rules that upon adoption, will require companies to value and expense employee stock options they grant to their employees and employee stock purchase plan transactions in which the terms are more favorable to those available to all holders of the same class of shares. This may result in companies granting fewer employee options and modifying their existing employee stock purchase plans, potentially reducing the amount of products and services we provide these companies and compelling us to incur additional costs so that our tools comply with the new FASB statement. Additionally, we may see a reduction in commission revenues as fewer employee stock options would be available for exercise and sale by the employees of these companies.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could harm our specialist and market maker business

The increase in computer generated buy/sell programs in the marketplace has continued to tighten spreads, resulting in reduced revenue capture per share by the specialist and market-making community and reduced payment for order flow revenues for us. Similarly, a reduction in the volume and/or volatility of trading activity could also reduce spreads that specialists and market makers receive, which adversely affect our market-making revenues.

Alternative trading systems that have developed over the past few years could also reduce the levels of trading of exchange-listed securities through specialists and the levels of over-the-counter trading through market makers. In addition, electronic communications networks, or ECNs, have emerged as an alternative forum to which broker-dealers and institutional investors can direct their limit orders. This allows broker-dealers and institutional investors to avoid directing their trades through market makers. As a result, we may experience a reduction in our flow of limit orders.

Our international efforts subject us to additional risks and regulation, which could impair our business growth

One component of our strategy has been an effort to build an international business. We have established certain joint venture and/or licensee relationships. We have limited control over the management and direction of these venture partners and/or licensees, and their action or inaction, including their failure to follow proper practices with respect to regulatory compliance and/or corporate governance, could harm our operations and/or our reputation.

Risks Relating to the Regulation of Our Business

We are subject to extensive government regulation, including banking and securities rules and regulations, which could restrict our business practices

The securities and banking industries are subject to extensive regulation. All of our broker-dealer subsidiaries have to comply with many laws and rules, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. We are also subject to additional laws and rules as a result of our specialist and market maker operations.

To the extent that, now or in the future, we solicit orders from our customers or make investment recommendations (or are deemed to have done so), or offer products and services, such as investing in futures, that are not suitable for all investors, we would become subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers.

As part of our institutional business we provide clients access to certain third-party research tools and other services in exchange for commissions earned. Currently, these activities are allowed by various regulatory bodies. However, changes to the regulations governing these activities have been proposed in the United Kingdom and the United States. If the regulations are changed in a way that limits or eliminates altogether the services we could provide to clients in exchange for commissions, we may realize a decrease in our institutional commission revenues.

Similarly, E*TRADE Financial Corporation, E*TRADE Re, LLC and ETB Holdings, Inc., as savings and loan holding companies, and the Bank, as a Federally chartered savings bank, are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (“OTS”), and, in the case of the Bank, also the FDIC. Such regulation covers all banking business, including lending practices, safeguarding deposits, capital structure, recordkeeping, transactions with affiliates and conduct and qualifications of personnel.

If we fail to comply with applicable securities, banking and insurance laws, rules and regulations, and regulations domestically and internationally, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business

The SEC, the NYSE, the NASD, Inc. (“NASD”) or other self-regulatory organizations and state securities commissions can, among other things, censure, fine, issue cease-and-desist orders or suspend or expel a broker- dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws. Regulatory agencies in countries outside of the United States have similar authority. The ability to comply with applicable laws and rules is dependent in part on the establishment and maintenance of a reasonable compliance system. The failure to establish and enforce reasonable compliance procedures, even if unintentional, could subject us to significant losses or disciplinary or other actions.

If we do not maintain the capital levels required by regulators, we may be fined or even forced out of business

The SEC, NYSE, NASD, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. Failure to maintain the required net capital could result in suspension or revocation of registration by the SEC and suspension or expulsion by the NYSE and/or NASD, and could ultimately lead to the firm’s liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require an intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to repay debt and redeem or purchase shares of our outstanding stock.

Similarly, the Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could harm a bank’s operations and financial statements. A bank must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. A bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of its capital, risk weightings of assets, off-balance sheet transactions and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to adjusted total assets. To satisfy the capital requirements for a “well capitalized” financial institution, a bank must maintain higher Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to adjusted total assets ratios.

As a non-grandfathered savings and loan holding company, we are subject to regulations that could restrict our ability to take advantage of certain business opportunities

We are required to file periodic reports with the OTS and are subject to examination by the OTS. The OTS also has certain types of enforcement powers over us, ETB Holdings, Inc. and E*TRADE Re, LLC, including the ability to issue cease-and-desist orders, force divestiture of the Bank and impose civil and monetary penalties for violations of Federal banking laws and regulations or for unsafe or unsound banking practices. In addition, under the Gramm-Leach-Bliley Act, our activities are restricted to those that are financial in nature and certain real estate-related activities. We may make merchant banking investments in companies whose activities are not financial in nature if those investments are made for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements.

We believe all of our existing activities and investments are permissible under the Gramm-Leach-Bliley Act, but the OTS has not yet fully interpreted these provisions. Even if our existing activities and investments are permissible, we are unable to pursue future activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies.

In addition, the Bank is subject to extensive regulation of its activities and investments, capitalization, community reinvestment, risk management policies and procedures and relationships with affiliated companies. Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new Bank subsidiaries and the commencement of new activities by Bank subsidiaries require the prior approval of the OTS, and in some cases the FDIC, which may deny approval or limit the scope of our planned activity. These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent. Also, these regulations and conditions could affect our ability to realize synergies from future acquisitions, could negatively affect us following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

Risks Relating to Owning Our Stock

We have incurred losses in the past and we cannot assure you that we will be profitable

We have incurred losses in the past and we may do so in the future. While we reported net income for the past two years, we reported a net loss of $186.4 million in 2002. We may incur losses in the future.

We expect that expensing stock options granted to our employees will have an impact on our financial results

We are not currently required to record any compensation expense in connection with stock option grants to employees that have an exercise price at or above fair market value. In December 2004, however, the FASB issued SFAS No. 123(R), which among other things requires public companies to expense employee stock options and other share-based payments at their fair value when issued. We have voluntarily elected to adopt stock option expensing for reporting periods beginning on or after July 1, 2005. As a result of its impact on our financial results, we may be forced to decrease or eliminate employee stock option grants, which could, in turn, have a negative impact on our ability to attract and retain qualified employees.

We are substantially restricted by the terms of our senior notes

In June 2004, we issued an aggregate principal amount of $400 million of senior notes due June 2011. In September and November 2005, we issued an additional aggregate principal amount of $100 million of senior notes due June 2011, $600 million of senior notes due 2013 and $300 million of senior notes due 2015. The indentures governing the senior notes contain various covenants and restrictions that limit our ability and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	pay dividends or make other distributions;

•	repurchase or redeem capital stock;

•	make investments or other restricted payments;

•	enter into transactions with our stockholders or affiliates;

•	sell assets or shares of capital stock of our subsidiaries;

•	restrict dividend or other payments to us from our subsidiaries; and

•	merge, consolidate or transfer substantially all of our assets.

As a result of the covenants and restrictions contained in the indentures, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness could include more restrictive covenants.

We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants.

Our corporate debt levels may limit our ability to obtain additional financing

At December 31, 2005, we had an outstanding balance of $1,401.9 million in senior notes, $435.6 million in subordinated notes, $185.2 million in convertible subordinated notes and $40.5 million in term loans. Our ratio of debt (our senior, subordinated and convertible debt, and term loans) to equity (expressed as a percentage) was 61% at December 31, 2005.

We may incur additional indebtedness in the future, including in connection with further acquisitions. Our level of indebtedness, among other things, could:

•	make it more difficult or costly for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business; or

•	make us more vulnerable in the event of a downturn in our business.

The market price of our common stock may continue to be volatile

From January 1, 2003 through December 31, 2005, the price per share of our common stock ranged from a low of $3.65 to a high of $21.71. The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations. In the past, volatility in the market price of a company’s securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key employees, reduce our access to capital and otherwise harm our business.

We may need additional funds in the future, which may not be available and which may result in dilution of the value of our common stock

In the future, we may need to raise additional funds, which may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the issuance of securities could dilute the value of shares of our common stock and cause the market price to fall.

We have various mechanisms in place that may discourage takeover attempts

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a shareholder may consider favorable. Such provisions include:

•	authorization for the issuance of “blank check” preferred stock;

•	provision for a classified Board of Directors with staggered, three-year terms;

•	the prohibition of cumulative voting in the election of directors;

•	a super-majority voting requirement to effect business combinations or certain amendments to our certificate of incorporation and bylaws;

•	limits on the persons who may call special meetings of shareholders;

•	the prohibition of shareholder action by written consent; and

•	advance notice requirements for nominations to the Board of Directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

Attempts to acquire control of the company may also be delayed or prevented by our stockholder rights plan, which is designed to enhance the ability of our Board of Directors to protect shareholders against unsolicited attempts to acquire control of the company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of the company and our shareholders. In addition, certain provisions of our stock incentive plans, management retention and employment agreements (including severance payments and stock option acceleration), and Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares in this offering. All proceeds will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The selling stockholders are former stockholders of Howard Capital Management, Inc., and received the shares being offered by this prospectus in connection with our acquisition of Howard Capital Management, Inc. on January 1, 2005. Prior to the acquisition, certain of the selling stockholders served as officers of Howard Capital Management, Inc., with Jonathan R. Foster serving as President and Chief Executive Officer. Each of the selling stockholders other than Alice Howard, Anthony Orphanos and Alan Patricof became employees of E*TRADE following the acquisition. The selling stockholders have not otherwise held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock and rights to acquire our common stock pursuant to contingent payments provided for in the Agreement and Plan of Merger (the “Merger Agreement”) dated October 7, 2004, by and among the Company, Howard Capital Management, Inc., HCM Acquisition Corp. and the selling stockholders.

We have agreed to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the date on which all of the Shares have been sold or the date on which all of the Shares may be sold pursuant to Rule 144(k) under the Securities Act. We may amend or supplement this prospectus from time to time to update the disclosure hereunder.

The following table sets forth, as of December 31, 2005, the names of the selling stockholders, the number of shares that the selling stockholders beneficially own as of such date, the number of Shares owned by selling stockholders that may be offered for sale from time to time by this prospectus and the number of shares or our common stock to be held by such selling stockholders assuming the sale of all of the Shares offered hereby.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Outstanding E*TRADE Stock(2)	Shares Offered(3)	Shares Owned After Offering(4)	Percent of Outstanding E*TRADE Stock(4)
Harold N. Howard	21,810	*	21,810	—	0%
Alice Howard	20,732	*	20,732	—	0%
Jonathan R. Foster	43,123	*	43,123	—	0%
David Weiss	9,951	*	9,951	—	0%
Schuyler Havens	7,713	*	7,713	—	0%
Anthony Orphanos	2,072	*	2,072	—	0%
Jason Kaplan	7,713	*	7,713	—	0%
David Robinson	7,713	*	7,713	—	0%
Alan Patricof	14,429	*	14,429	—	0%

Total	135,256	*	135,256	—	0%

*	Represents less than 1% of the outstanding shares of E*TRADE common stock.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.
(2)	Based on the number of shares of E*TRADE common stock outstanding as of December 31, 2005.
(3)	Assumes the sale of all Shares beneficially owned by the respective selling stockholders.
(4)	Assumes the sale of all Shares offered hereby.

PLAN OF DISTRIBUTION

On January 1, 2005, E*TRADE acquired Howard Capital Management, Inc. pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated October 7, 2004, by and among the Company, Howard Capital Management, Inc., HCM Acquisition Corp. and the selling stockholders. The registration statement of which this prospectus is a part has been filed pursuant to the Merger Agreement. As part of the Merger Agreement, each of the selling stockholders agreed:

•	to conduct any sales of our common stock through us or one of our affiliates during the three-year period from the date upon which they received such shares of our common stock;

•	in the event that such stockholder proposes to sell 25,000 or more shares of our common stock during a 30-day period, to provide us with the opportunity to purchase such shares during the five-year period from the date on which our acquisition of Howard Capital Management was completed; and

•	not to conduct a sale of 250,000 or more shares of our common stock during a 90-day period without our prior written approval (or absence of any disapproval following notice to us of the proposed sale) during the five-year period from the date on which our acquisition of Howard Capital Management was completed.

In December 2005, we released the selling stockholders from the obligation described in the first bullet above to conduct sales of our common stock through us or one of our affiliates, and instead directed the selling stockholders to conduct any sales of such shares through broker-dealers other than E*TRADE and its affiliates. Accordingly, all sales of the shares will be conducted through independent broker-dealers selected by the selling stockholders.

To our knowledge, the selling stockholders have not entered into any other agreements, arrangements or understandings with any brokers or market makers with respect to the Shares.

The Shares covered hereby may be offered and sold from time to time by the selling stockholders. Subject to the Merger Agreement, the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders plan to sell the Shares offered hereby only in brokers’ transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers’ transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the shares. No assurances can be given that the selling stockholders will sell any of the shares subject to this prospectus or that the selling stockholders will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or, upon a default, may effect sales of the pledged Shares pursuant to this prospectus.

In offering the shares, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholder and the compensation of each broker-dealer may be deemed to be underwriting discounts and commissions.

Rule 102 of Regulation M prohibits a selling stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities that are the subject of the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

Pursuant to the terms of the Merger Agreement, the selling stockholders may not sell any of the Shares during such period as there may be a material inaccuracy or omission in this prospectus or there may be a stop order or suspension of effectiveness of the registration statement of which this prospectus is a part. The selling stockholders also may not sell Shares at such other times as we notify them that we have determined in good faith that a sale of Shares would be in violation of the requirements of the Securities Act and the regulations promulgated by the SEC thereunder or that there exists material non-public information regarding us that, in our reasonable opinion, should not be disclosed. As part of the Merger Agreement, the selling stockholders also agreed to comply with our internal trading policies regarding our stock.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Exhibit 99.1 to E*TRADE Financial Corporation’s current report on Form 8-K filed on October 17, 2005 and the Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

Amount to be Paid
Registration fee	$178
Legal fees and expenses (including Blue Sky fees)	12,000
Accounting fees and expenses	5,000
Miscellaneous	—

TOTAL	$17,178

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to E*TRADE. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 5 of E*TRADE’s Bylaws provides for indemnification by E*TRADE of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. E*TRADE’s Certificate of Incorporation provides for such limitation of liability.

E*TRADE maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to E*TRADE with respect to payments which may be made by E*TRADE to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.	Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
3.1(1)	Certificate of Incorporation of E*TRADE Financial Corporation as currently in effect

3.2(2)	Restated Bylaws of the Registrant

4.1(3)	Specimen of Common Stock Certificate

5.1(4)	Opinion of Davis Polk & Wardwell

23.1	Consent of Independent Registered Public Accounting Firm

23.2(4)	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed November 7, 2003.
(2)	Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed November 9, 2000.
(3)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (file. no. 333-05525), effective August 16, 1996.
(4)	Previously filed.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, E*TRADE Financial Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 6, 2006.

E*TRADE FINANCIAL CORPORATION

By:	/S/ ROBERT J. SIMMONS
	Name:	Robert J. Simmons
	Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell S. Elmer and Robert J. Simmons, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* (George A. Hayter)	Chairman of the Board	February 6, 2006

* (Mitchell H. Caplan)	Chief Executive Officer (principal executive officer)	February 6, 2006

/S/ ROBERT J. SIMMONS (Robert J. Simmons)	Chief Financial Officer (principal financial and accounting officer)	February 6, 2006

* (Daryl G. Brewster)	Director	February 6, 2006

* (Ronald D. Fisher)	Director	February 6, 2006

* (Michael K. Parks)	Director	February 6, 2006

* (C. Cathleen Raffaeli)	Director	February 6, 2006

Signature	Title	Date

* (Lewis E. Randall)	Director	February 6, 2006

* (Donna L. Weaver)	Director	February 6, 2006

* (Stephen H. Willard)	Director	February 6, 2006

*By:	/S/ ROBERT J. SIMMONS
Robert J. Simmons Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Document
3.1(1)	Certificate of Incorporation of E*TRADE Financial Corporation as currently in effect

3.2(2)	Restated Bylaws of the Registrant

4.1(3)	Specimen of Common Stock Certificate

5.1(4)	Opinion of Davis Polk & Wardwell

23.1	Consent of Independent Registered Public Accounting Firm

23.2(4)	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed November 7, 2003.
(2)	Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed November 9, 2000.
(3)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (file. no. 333-05525), effective August 16, 1996.
(4)	Previously filed.